State of Delaware
Secretary of State
Division of Corporations
Delivered 02:51 PM 02/06/2012
FILED 01:37 PM 02/06/2012
SRV 120126272 - 5105510 FILE

CERTIFICATE OF INCORPORATION
OF

Accelerated Acquisitions XVIII, Inc.

FIRST: The name of the corporation is: Accelerated Acquisitions XVIII, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is located at:
108 West 13th Street, Wilmington, Delaware 19801
Located in the County of New Castle
The name of the registered agent at that address is:
Business Filings Incorporated

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 100,000,000 shares of common stock having a ($0.0001) par value and 10,000,000 shares of preferred stock having a ($0.0001) par value.

FIFTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

SIXTH: The name and address of the incorporator is Business Filings Incorporated, 8040 Excelsior Dr., Suite 200, Madison, WI 53717.

SEVENTH: The name and address of the director of the corporation is:

Timothy Neher, 1840 Gateway Drive Suite 200, Foster City, California 94404

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file, and record this Certificate of Incorporation and do certify that the facts herein are true.

M Will

Business Filings Incorporated, Incorporator
Mark Williams, A.V.P.

Dated: February 6, 2012